AMENDMENT TO SCHEDULE I

OF THE AMENDED & RESTATED

INVESTMENT MANAGEMENT AGREEMENT

FOR

THE ALGER ETF TRUST

Pursuant to the Amended & Restated Investment Management Agreement, dated February 11, 2021, by and between The Alger ETF Trust, and Fred Alger Management, LLC (as amended to date, the “Agreement”), the parties agree to amend the Agreement effective December 29, 2025 as follows:

1.	Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

2.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of the date first written above.

THE ALGER ETF TRUST		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne

Name:	Tina Payne	Name:	Tina Payne

Title:	CCO, CLO, Secretary	Title:	SVP, General Counsel, CCO, Assistant Secretary

SCHEDULE I

Name of Fund	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Mid Cap 40 ETF	0.50%	October 31, 2026

Alger 35 ETF	0.45%	October 31, 2026

Alger Concentrated Equity ETF	0.45%	October 31, 2026

Alger AI Enablers & Adopters ETF	0.45%	October 31, 2026

Alger Russell Innovation ETF	0.45%	October 31, 2026